EXHIBIT 10.2

EIGHTH AMENDMENT TO ACCOUNTS RECEIVABLE FINANCING AGREEMENT

This Eighth Amendment to Accounts Receivable Financing Agreement (this “Amendment”) is entered into as of November 23, 2010, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and ARBINET CORPORATION (f/k/a Arbinet-thexchange, Inc.), a Delaware corporation with its principal place of business at 460 Herndon Parkway, Suite 150, Herndon, Virginia 20170 (“Borrower”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a financing arrangement dated as of February 3, 2003, evidenced by, among other documents, a certain Accounts Receivable Financing  Agreement dated as of February 3, 2003, between Borrower and Bank, as amended by a certain First Amendment to Accounts Receivable Financing Agreement dated as of October 27, 2003, as further amended by a certain Second Amendment to Accounts Receivable Financing Agreement dated as of May 28, 2004, as further amended by a certain Third Amendment to Accounts Receivable Financing Agreement dated as of May 2, 2005, as further amended by a certain Fourth Amendment to Accounts Receivable Financing Agreement dated as of June 7, 2006, as further amended by a certain Fifth Amendment to Accounts Receivable Financing Agreement dated as of June 7, 2007, as further amended by a certain Sixth Amendment to Accounts Receivable Financing Agreement dated as of December 17, 2007, and as further amended by a certain Seventh Amendment to Accounts Receivable Financing Agreement dated as of November 24, 2008 (as amended, the “AR Financing Agreement”). Captialized terms used but not otherwise defined herein shall have the same meaning as in the AR Financing Agreement.

2.    DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the AR Financing Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents.”

3.    DESCRIPTION OF CHANGE IN TERMS.

Modifications to AR Financing Agreement.

1.	The AR Financing Agreement shall be amended by inserting the following new definition, appearing alphabetically in Section 1 thereof:

“             “Liquidity” is (a) Borrower’s unrestricted and unencumbered cash maintained with Bank and, without duplication, Borrower’s unrestricted and unencumbered cash maintained in its two existing accounts with NatWest (account numbers 43891 and 39678), minus (b) the Obligations, including, without limitation, all amounts owed by Borrower to Bank pursuant to that certain Non-Recourse Receivables Purchase Agreement dated as of November 28, 2005, between Borrower and Bank, as amended (the “Non-Recourse Receivables Purchase Agreement”) (including, without limitation, the Purchased Receivable Amount (as defined in the Non-Recourse Receivables Purchase Agreement) for any Purchased Receivable (as defined in the Non-Recourse Receivables Purchase Agreement) for which Bank has not yet received payment in full).”

2.	The AR Financing Agreement shall be amended by deleting the following definition appearing in Section 1 thereof:

“           “Maturity Date”  shall be November 26, 2010.”

and inserting in lieu thereof the following:

“         “Maturity Date”  shall be February 26, 2011.”

3.	The AR Financing Agreement shall be amended by deleting the following text, appearing in Section 6.3 thereof:

“            (L) Intentionally omitted.”

and inserting in lieu thereof the following:

“            (L) Maintain at all times, to be tested on the last day of each month, Liquidity of at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00).”

4.    FEES.  Borrower shall pay to Bank a modification fee equal to Twenty Thousand Dollars ($20,000.00), which fee shall be fully earned, due and payable as of the date hereof. Borrower shall also be obligated to reimburse Bank for any reasonable legal fees and expenses incurred in connection with this Amendment.

5.    CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6.    RATIFICATION OF PERFECTION CERTIFICATE.  Borrower has delivered to Bank an updated Perfection Certificate in connection with this Amendment, which is dated as of November 23, 2010 and which shall be deemed to replace that certain Perfection Certificate dated as of June 3, 2007.

7.    RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.    NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, and that if Borrower now has, or ever did have, any such offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder. Notwithstanding the foregoing, the above representation and waiver shall not include, or pertain to, any of Borrower’s assets that are managed by Bank’s Management Group.

9.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this  Amendment in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Amendment shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Amendment.

10.    COUNTERSIGNATURE. This Amendment shall become effective only when it shall have been executed by Borrower and Bank.

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This Amendment is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:
ARBINET CORPORATION	SILICON VALLEY BANK
By: /s/ Gary Brandt	By: /s/ Amber M. Scarchilli
Name: Gary Brandt	Name: Amber M. Scarchilli
Title: CFO	Title: Vice President